Exhibit 99.1

NEWS RELEASE

Sylvamo Enters Into Cooperation Agreement, Appoints Two New Independent Directors

MEMPHIS, Tenn. – Feb. 15, 2023 – Sylvamo’s (NYSE: SLVM) board of directors entered into a cooperation agreement with Atlas Holdings, its largest shareowner, adding two new independent directors to its board.

Effective March 1, Sylvamo will add Karl Meyers and Mark Wilde, expanding the company’s board to 11 directors.

“We look forward to welcoming Karl and Mark to our board,” said Jean-Michel Ribiéras, chairman and chief executive officer. “They will bring valuable expertise to Sylvamo.”

The cooperation agreement includes customary restrictions and voting commitments. Sylvamo will nominate Meyers and Wilde for election with its other directors during its 2023 annual shareowners meeting.

The board also determined it would terminate Sylvamo’s shareholder rights plan immediately.

The cooperation agreement and information about the shareholder rights plan will be included in a Form 8-K filed with the Securities and Exchange Commission.

About Karl Meyers

Karl L. Meyers has more than 40 years of experience in the paper sector, most recently serving as the chief executive officer and chairman of Soundview Paper Holdings, a leading manufacturer of towel and tissue products. Mr. Meyers received his Bachelor of Science and MBA from Northeastern State University.

About Mark Wilde

Mark W. Wilde served as a senior analyst in equity research for Bank of Montreal Capital Markets on the North American Paper, Packaging & Forest Products sector from 2014 through 2022. Before joining Bank of Montreal, Dr. Wilde spent more than 25 years at Deutsche Bank and predecessor firms BT Alex Brown and Bankers Trust. He graduated from Alma College, where he studied history and accounting. He holds a Ph.D. from the University of Delaware.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2022 were $3.6 billion. For more information, please visit Sylvamo.com.

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Contacts

Investors: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com